UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2020

Commission File Number 001-39223

MUSCLE MAKER, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	47-2555533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

308 East Renfro Street, Suite 101, Burleson, Texas 76028

(Address of principal executive offices)

682-708-8250

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	GRIL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry Into a Material Definitive Agreement.

On September 10, 2020, Muscle Maker, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Alexander Capital, L.P., as representative (the “Representative”) of the underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), related to the Company’s public offering of 3,294,118 shares (the “Underwritten Shares”) of the Company’s common stock, par value $0.0001 per share, at a public offering price of $1.70 per share. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 45 days, to purchase up to an additional 494,117 shares (the “Option Shares” and together with the Underwritten Shares, the “Shares”) of common stock to cover over-allotments, if any, at the public offering price per Underwritten Share, less offering expenses.

The offer and sale of the Shares by the Company is being made pursuant to the Company’s registration statement on Form S-1 (File No. 333-245047) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) and the final prospectus filed with the SEC pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was declared effective by the SEC on September 10, 2020. The closing of the offering is expected to take place on September 15, 2020 for the Underwritten Shares. Aggregate gross proceeds from the Underwriter Shares closing will be approximately $5.60 million before deducting offering underwriting discounts and commissions and other estimated offering expenses. The Company intends to use the net proceeds from the offering for implementation of the Company’s business plan including, but not limited to (i) growth initiatives through opening new corporate ghost kitchens and other non-traditional locations, menu development and technology improvements (ii) funding possible acquisition opportunities and (iii) funding marketing programs to launch the concepts and platforms into new geographical locations and for general corporate purposes including working capital requirements and increased headcount.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Company’s officers and directors have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of the Company’s common stock or other securities convertible into or exercisable or exchangeable for shares of the Company’s common stock for a period of 180 days after the effective date of the registration statement for this offering without the prior written consent of the Representative.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and the description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement dated September 10, 2020
99.1	Press Release dated September 11, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MUSCLE MAKER, INC.

		By:	/s/ Michael Roper
		Name:	Michael Roper
		Title:	Chief Executive Officer

Date:	September 11, 2020
Burleson, Texas